¤ 1 ITV plc	¤ Financial review 2003

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15s-16 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

For the month of March 2004

ITV plc (successor to Carlton Communications plc) (Translation of registrant’s name into English)

The London Television Centre, Upper Ground, London SE1 9LT, England (Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F __X__ Form 40-F _____

Indicate by check mark if registrant is submitting the Form 6-K in paper as required by Regulation S-T Rule (b)(1): _____

Indicate by check mark if registrant is submitting the Form 6-K in paper as required by Regulation S-T Rule (b)(7): _____

Indicate by check mark whether by furnishing the information contained in this Form, the registrant is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes _____    No __X__

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-_____

¤ 2 ITV plc	¤ Financial review 2003

CONTENTS OF REPORT

ITEM 12: Results of Operations

1.	Press release dated 3 March 2004 (Results for the 15 months ended 31 December 2003)

2.	Press release dated 19 March 2004 (Notice of redemption of Xcaps)

¤ 3 ITV plc	¤ Financial review 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned, thereunto duly authorised.

ITV plc

/s/ James Tibbitts

Date 22 March 2004	JAMES TIBBITTS COMPANY SECRETARY

¤ 4 ITV plc	¤ Financial review 2003

3 March 2004

ITV results for the 15 months ended 31 December 2003

ITV Broadcasting
•	ITV1 - best year on year commercial impact volume performance for 10 years in 2003.
•	ITV2 - net advertising revenue up 122% & volume of adult commercial impacts up 59% in 2003.
•	Advertising contracts renewed for 2004 on Contracts Rights Renewal terms.

Granada - production
•	10 out of top 20 UK TV shows in 2003 made by Granada
•	Britain’s favourite shows performing strongly – Coronation St, Emmerdale, Heartbeat, Trisha
•	New drama attracting big audiences – The Royal (33% share), Booze Cruise (44% share), Henry VIII (34% share), Life Begins (38% share), Suspicion (36% share)

Financial

	Granada		Carlton

	15 months ended 31 December 2003 - £m	Year ended 30 September 2002 - £m	15 months ended 31 December 2003 - £m	Year ended 30 September 2002 - £m

Group turnover#	1,752	1,408	1,191	965

Profit before tax*	223	163	96	54

•	Pro forma EBITA* for 12 months to 31 December 2003 of £222m (unaudited)
•	A dividend of 0.5 pence per ITV plc ordinary share will be paid for the three months to 31 December 2003. The dividend will be paid on 1 July 2004 to shareholders on the register on 23 April 2004. This is consistent with the dividend payments of both Carlton and Granada for the previous 12 months.

ITV in 2004
•	£100m savings target on track.
•	Integration progressing well - top 150 managers appointed.
•	ITV Multichannel net advertising revenue up 1% in Quarter to March 2004.
•	‘Talked about’ television success in UK and Germany - I’m a Celebrity Get Me Out of Here - ITV1 final averaged 66% share for 16-34s, RTL final averaged 54% share for 14-49s.
•	ITV News 10.30pm evening News relaunched with state of the art virtual set
•	National and regional news programming integrated

The results shown in table are for continuing operations: # Includes programme sales to ITV but excludes share of joint ventures turnover * stated before amortisation and exceptional items

¤ 5 ITV plc	¤ Financial review 2003

Commenting, Charles Allen, Chief Executive of ITV said:

“ITV has come an enormously long way in the last 15 months and the pace of change has been incredible. We have put ITV in a stronger position and have created a united and more efficient company.

We are now focused more than ever on delivering what viewers, advertisers and shareholders want from ITV and we are seeing the results coming through. ITV is unlocking the benefits of being one company with one management team all working towards shared goals.”

For further enquiries please contact:

ITV plc	T: 020 7620 1620

Charles Allen Henry Staunton James Tibbitts Susan Donovan	Chief Executive Finance Director Company Secretary Director of Communications

Citigate Dewe Rogerson	T: 020 7638 9571

Jonathan Clare Simon Rigby Alex Brown

Website	www.itv.com

These figures reflect the change in year-end from 30 September to 31 December. There will not be a formal presentation for analysts or conference call on 3 March 2004 as figures for the majority of the period covered have already been published.

¤ 6 ITV plc	¤ Financial review 2003

Chief Executive’s review

15 months to 31 December 2003

Overview
ITV plc began trading on 2 February 2004. This followed clearance for the merger of Granada plc and Carlton Communications Plc by the Secretary of State at the Department of Trade & Industry once there was agreement of undertakings with the Office of Fair Trading. Shareholders approved the merger on 13 January 2004.

It has been ten years and taken 11 transactions to realise the strategic aim of creating a single company for ITV.

One ITV will create value for shareholders by saving costs, reducing duplication and improving the performance of our business. For the first time in 48 years we have a unified company and a single management team with a common focus determined to drive the commercial and creative success of ITV.

The principal undertakings that we gave to the Office of Fair Trading as a condition of the merger allow advertisers and agencies to roll-over their existing advertising contracts for ITV1. This mechanism, Contract Rights Renewal (“CRR”), includes a variation of their share of ITV1 broadcast commitments in line with ITV1’s share of commercial audiences. This is a positive outcome for all. ITV airtime will be sold by one sales team which will improve efficiency and lower costs. Part of that saving can then be used to invest in on-screen product for the benefit of viewers and advertisers. Under CRR ITV will have even more incentive to maximise its share of commercial impacts and this means investing in “talked about television” that attracts many millions of viewers.

Since December 2003 we have been allowed to trade as one sales team and we have just completed our first round of annual negotiations with the CRR option in place. The season of negotiation, although slightly later than usual, has seen the majority of renewing customers electing to use CRR. 2003 saw ITV1’s viewing and impact performance stabilise. This was an excellent result against the backdrop of continued channel fragmentation and increasing multi-channel penetration, and was one of the reasons clients chose to roll-over their contracts.

The new Communications Act was passed on schedule in July 2003. The Act removed the legislative obstacles to creating one ITV and lifted the restrictions on ITV owning its own news provider.

2003 was our last year with the ITC as our principal regulator, whose officers and members I would like to thank for their support over the years. Ofcom came into being on 29 December 2003 and we are already working with Lord Currie, Stephen Carter and their team at Ofcom.

The ITV Board-in-waiting is now the Board of ITV plc following the completion of the merger. The Board had already made progress for ITV plc ahead of the completion of the merger and is now addressing future strategic opportunities while the integration proceeds. Finally, we were delighted to announce a new non-executive Chairman for ITV, Sir Peter Burt, on 24 February 2004. The appointment will become effective from 15 March 2004.

Since the merger was announced on 16 October 2002, both Carlton and Granada have been working on a £100 million profit improvement plan. We achieved £34 million of costs savings through pre-merger integration in the 12 months to 30 September 2003 with an annualised rate of cost saving at the end of that period of £43 million. We will aim to deliver most of the full £100 million by the end of 2005. Reduced sports costs in the ITV1 schedule later in 2004 and 2005 will give us further savings.

Business Review
Whilst the merger process has advanced, we have continued to drive the businesses forward. Total pro forma turnover, excluding joint ventures and inter-company sales, was £2,078 million in the calendar year to 31 December 2003. Pro forma operating profit on continuing activities before interest, tax, exceptional items and goodwill was £222 million. This report includes pro forma profit and loss account information for ITV for the 12 months to 31 December 2003.

¤ 7 ITV plc	¤ Financial review 2003

There are also separate accounts and financial reviews for each of Granada and Carlton covering the 15 months to 31 December 2003 and showing comparative information for the 12 months to 30 September 2002. Financial highlights are included in the financial review sections of this report.

We will pay a dividend for the three months to 31 December 2003. This will be paid at the rate of 0.5 pence per ordinary share on 1 July 2004 to shareholders on the register on 23 April 2004. The ex-dividend date will be 21 April 2004. That rate for the three month period is the time weighted equivalent of the rate paid by Granada for the 12 months to 30 September 2003. Carlton had harmonised its rate of dividend payment for the 12 months to 30 September 2003 to that of Granada. Dividends are not paid on the Company’s convertible shares.

ITV Broadcasting’s performance

Advertising
ITV plc’s net advertising revenue was down 2% in the 2003 calendar year. This was due in part to a reduced share of total TV advertising. That reduced share reflected ITV1’s lower share of commercial viewing in 2002 after multi-channel penetration had risen sharply in previous years. In 2003 food & drink and motors were weak sectors whilst telecommunications and entertainment were strong with the launch of new products and increasing competitive pressure within those sectors. Improved impact volume performance means ITV is now better value for its clients with the cost per thousand impacts falling in real terms to below 1996 levels.

Channel performance

ITV1
In the year to 31 December 2003 we focused on improving viewing performance in peaktime. This is because peaktime (7:00 pm to 10:30 pm) attracts the highest volume of viewers and is where most of our revenue is concentrated. In the year to 31 December 2003 UK multi-channel homes have increased by just over 13%. Despite this increase, ITV1’s share of overall commercial adult impacts reduced by less than 1 percentage point and ITV1’s peaktime viewing share remained stable year on year in all homes. In 2003 ITV1 had its best improvement in impact volume performance for ten years. Managing our performance across all platforms is vital as we move to digital television. In the year to 31 December 2003 ITV1’s peaktime audience share increased in Digital Cable, Digital Terrestrial, Analogue Cable and Analogue Terrestrial homes, and was unchanged in Digital Satellite homes.

Our next area of focus for ITV1 is improving the daytime schedule performance. We have already strengthened the morning and early afternoon performance with Trisha, This Morning and Des and Mel. We have allocated more resources to daytime to regain audience share in the mid to late afternoon and are making childrens TV a priority.

ITV multi-channel
ITV multi-channel (ITV1, ITV2 and ITV News) peaktime individual multi-channel home viewing is up 1% at 28.8%. ITV2’s performance has gone from strength to strength: we have achieved total adult impact increases of 59% in the calendar year to 31 December 2003 and it is now firmly in the top five digital channels. ITV2 has been the key driver of multi-channel impact growth. ITV2 accounted for 16% of the growth of multi-channel adult impacts and 18% of the growth of 16-34s impacts on multi-channel in the year to 31 December 2003. ITV2 advertising revenue was up 122% in the year to 31 December 2003.

ITV3 will be launched this year using the extensive ITV, Carlton and Granada programme libraries. It will be targeted at a more upmarket and mature audience using ITV favourite dramas and classic movies.

News
Our flagship evening news bulletin on ITV1 was relaunched on 2 February 2004 in a new regular 10:30 pm slot. We have invested in a virtual set which provides greater production flexibility and creates a high quality visual effect on-screen.

Our 24 hour News Channel also makes use of the new virtual set and we have introduced new presenters; Angela Rippon and Alastair Stewart join the channel with regular shows.

¤ 8 ITV plc	¤ Financial review 2003

In regional news we have updated the on-screen look of our bulletins to match the new ITV national news image. We are also investing in digital news production and transmission technology, creating digital news centres and focusing our regional news investment on technology and journalism. It will also equip those departments to make regional non-news programmes.

Carlton Screen Advertising (“CSA”)
The UK has nudged ahead of Germany as the territory with the highest cinema advertising revenue in Europe. CSA are pioneering digital transmission for advertising and will have 250 screens digitised by summer 2004 (140 screens are complete at present) thereby reducing costs.

Screenvision Europe, a 50% joint venture, has been owned for 18 months and is now well placed to exploit key markets in France, Belgium and Spain. The US remains one of the least developed markets for cinema advertising. In 2003 Screenvision US, a 50% joint venture, grew its revenue per screen significantly and continues to service almost half the 28,000 screens taking advertising.

Granada
Out of the top ten programmes shown in the UK in 2003 nine were shown on ITV and eight of those nine were produced by Granada (the production division of ITV plc). Our banker shows were also on top form in 2003. Coronation Street is regularly beating Eastenders and has averaged 55% share versus last year’s 53%. The fifth weekly episode of Coronation Street and Emmerdale’s sixth weekly episode are working well. The daytime bankers Trisha, This Morning and Des and Mel also improved their share and volume performance.

The Royal was the UK’s best performing new drama series debuting with 12 million viewers. A Touch of Frost returned with 12.2 million viewers and 49% share and has repeated this performance in 2004. Prime Suspect achieved a 43% share for the return of Jane Tennison, while William & Mary, a new drama series, achieved a 34% share and has been recommissioned. One-off drama has also rated well: The Booze Cruise achieved 44% share, Suspicion achieved 36% share and Blue Murder 37%. Henry VIII with Ray Winstone and Helena Bonham Carter achieved an average viewing share of over 34%.

Granada achieved some notable factual and entertainment successes last year, with Tonight specials achieving over 15 million viewers and I’m a Celebrity...Get Me Out of Here! (the second series) achieving 39% of all individuals and 44% share of 16-34 year olds.

Not only has this been a success for ITV, but we have sold the format of I’m a Celebrity...Get Me Out of Here! to ABC and to RTL. The German production of I’m a Celebrity...Get Me Out of Here! delivered a peak rating of 43% share and 8.3 million people, compared to the channel average of 14% for the previous month, which was an enormous success for RTL. Other Granada international successes include sales of Airline to A&E in the US, Saturday Night Takeaway to Fox, and American Princess to NBC network. Carlton International has also had a good 2003, producing 18 television films. The most noticeable was the Rudy Giuliani Story, produced for USA networks and nominated for three Emmy awards. Our distribution businesses also had a strong year. Notable successes include the worldwide sales of the Tonight special . . . Living with Michael Jackson and sales of our dramas Henry VIII, Forsyte Saga and Prime Suspect. There were other output deals with French broadcasters. Thunderbirds was selected by NHK education channel to teach children English in Japan.

Outlook
The advertising outlook appears to be more stable. We still have limited visibility but we have seen some more positive signs in the market. In the quarter to 31 March 2004 we expect our ITV1 advertising revenue to be slightly up on last year. For ITV1 and ITV2 advertising combined, we expect that quarter to be up approximately £4 million. This is a pleasing result in a busy first quarter as we work with our customers to implement the new CRR mechanism while managing the integration of the sales teams. All our external sales people are now in place. With most advertisers adopting CRR for this year’s renewals we would expect our ITV1 advertising revenue for 2004 to be closer to the overall market growth. ITV2 is still growing strongly helped by strong audience performances.

Our current schedule performance for 2004 is very encouraging - the outstanding performance of I’m a Celebrity...Get Me Out of Here! (series 3) has helped ITV to start 2004 in a strong position. ITV1 peak time viewing share in all homes is up year to date (to 22 February 2004) from 32.7% to 33.8%. ITV2 has also seen

¤ 9 ITV plc	¤ Financial review 2003

some great performances from American Idol and extension shows from Celebrity capturing audiences of over one million.

We will be progressing with our target of £100 million of cost savings as the integration process continues. The top management of the business has been selected and is in place in all divisions. The integration of the two businesses and systems is proceeding. The merger is allowing us to remove past dysfunctionalities, streamline the business and create more value for shareholders.

I would like to thank all those who work within ITV plc: for continuing the excellent ratings performance of our channels, for producing top rating programmes, for contributing to the successful completion of the merger and for working so hard throughout the last year and now, on the successful integration of two great businesses. It has been a demanding year but one in which we have been able to put ITV in a stronger commercial position and create a unified and more efficient company.

/s/ Charles Allen

Charles Allen Chief Executive

¤ 10 ITV plc	¤ Financial review 2003

ITV pro forma trading financial information for 12 months to 31 December 2003 (unaudited)

The merger of Granada and Carlton to form ITV plc was completed on 2 February 2004. Pro forma results have been prepared to show the results of the new group for the year ended 31 December 2003 as if the merger had taken place on 31 December 2002.

Basis of preparation of pro forma trading results (unaudited) The pro forma trading results for the year ended 31 December 2003 have been prepared on the following basis:

1. They incorporate the results of Granada and Carlton from 1 January 2003. They also consolidate the results of new subsidiaries London News Network, ITV News Channel, ITV2 and ITFC which were previously treated as JVs or associates, as well as the ITV Network Centre.

2. The results have been presented under the accounting policies that have been adopted by ITV plc which are substantially the same as those of Granada plc. The principal difference at operating EBITA level for Carlton was to write off individual films and titles over a period not exceeding 20 years rather than a period not exceeding five years which is the policy of Granada.

3. Transactions between Granada, Carlton, the ITV Network Centre and subsidiary companies previously reported as joint ventures or associates (listed in note 1) have been eliminated as inter-company transactions.

4. The results are shown only for continuing operations before exceptional items.

5. The results should be viewed as best estimates only at this stage. Given the short time since the completion of the merger on 2 February 2004 detailed pro forma work is still ongoing and fair value adjustments have not yet been finalised. Adjustments may be made to the pro forma results in future announcements.

Pro forma trading results (unaudited)

£m	Granada 15 months to December 2003	Carlton 15 months to December 2003	Less 3 months to December 2002	Consolidate new subsidiaries (note 1)	Eliminate intercompany trading (note 3)	ITV plc pro forma

Turnover	1,752	1,191	(598)	996	(1,263)	2,078

Operating profit	161	71
Add back depreciation	38	26
Add back amortisation	46	20
GAAP adjustment	–	–
Profit in stock adjustment	(2)	(3)

EBITDA	243	114	(85)	4	–	276
Depreciation	(38)	(26)	13	(3)	–	(54)

EBITA	205	88	(72)	1	–	222
JVs and associates excluding amortisation	5	14	(4)	(1)	–	14
Investment income	5	3	–	–	–	8

Turnover Total turnover was £2,078 million comprising Broadcasting sales of £1,719 million and Production sales of £359 million.

Broadcasting sales
Net Advertising Revenue (NAR) was £1,517 million comprising ITV1 NAR of £1,484 million, ITV2 NAR of £31 million and £2 million from the ITV News Channel. ITV plc’s net advertising revenue was down 2% in the 2003 calender year. Carlton Screen Advertising sales were £63 million. Sponsorship income from ITV1 and ITV2 was £36 million. Other broadcasting sales of £103 million include fees for airtime sales on behalf of third parties, online advertising, ITV2’s digital satellite subscription income and sales of ITV programming by the ITV Network Centre to Channel 3 licences not owned by ITV plc.

¤ 11 ITV plc	¤ Financial review 2003

Production sales
Total production turnover of £359 million excludes £353 million of sales made by Granada and Carlton to ITV, which were previously reported as external turnover. Other UK production sales excluding ITV1 were £98 million. International distribution sales including the US based factual business were £105 million with sales from the German and Australian based production businesses of £8 million. Total facilities turnover was £78 million including Carlton 021, the Moving Picture Company (MPC) and Superhire. Education sales were £36 million and other production sales comprising video, publishing and merchandising was £34 million.

Profit
Operating EBITA for the year was £222 million. Prior to the merger Granada and Carlton recognised turnover and profit on programme sales to the ITV Network Centre when the programme was delivered. The pro forma requires an adjustment to be made to strip out this profit at period ends as the production business within ITV plc will only recognise this profit once the programme has been transmitted. This has resulted in a £5 million reduction in 2003 pro forma profit.

The ITV1 Network Programme costs were £786 million comprising commissions of £529 million, Sport of £152 million, acquired programming of £58 million and News and other costs of £47 million. This reflects a 7% increase in schedule investment year on year (before stock write downs) reflecting ITV’s commitment to top quality programming that will attract high levels of commercial impacts. Total licence fees were £217 million calculated net of the effects of digital penetration, which has been estimated at an average of 43% in the year reducing licence costs by £114 million.

The impact of aligning accounting policies was zero in 2003.

JVs and associates include GMTV, ITN, TV3, GSB and the Screenvision businesses in Europe and the US. Investment income is principally from ITV’s holding in Channel 7, SMG and Thomson.

¤ 12 ITV plc	¤ Financial review 2003

Financial review – Granada Set out below is a financial review of Granada’s results for the 15 months to 31 December 2003. Comparatives for 2002 are for the 12 month period to 30 September 2002.

Turnover
In the 15 months to 31 December 2003 turnover on continuing operations less joint ventures was £1,752 million (2002: £1,408 million). This comprised £1,134 million (2002: £899 million) of revenue from Broadcasting and Enterprises, £613 million from Content (2002: £505 million) and £5 million (2002: £4 million) from other businesses.

Broadcast revenue ITV1 Net Advertising Revenue (“NAR”) was £1,081 million (2002: £862 million).

Our strategy of focusing on commercial impacts has delivered and in 2003 ITV1 had its best year-on-year performance in impact volume for ten years. This improved performance means ITV1 is now better value for its clients with cost per thousand falling 9% in the calendar year 2003. Improved value along with the reduction in uncertainty following the completion of the merger between Granada and Carlton means that ITV1 will be well positioned to benefit from any improvement in the advertising market in 2004.

Sponsorship income was £26 million (2002: £19 million) with other income, comprising fees for airtime and online advertising for third parties, income from commercial licensing and from merchandising of £27 million (2002: £18 million).

Content revenue
Overall sales were £613 million (2002: £505 million) comprising sales to UK broadcasters, including ITV, of £428 million (2002: £351 million), sales from our International Production and Distribution businesses of £89 million (2002: £63 million) and sales from our Education and Facilities operations of £96 million (2002: £91 million).

On a like-for-like basis sales in the calendar year 2003 were up 3%. This increase reflects an increased spend on original programming from key broadcasters, notably ITV1, and a strong performance from our International businesses including the overseas sale of the Tonight special on Michael Jackson and I’m a Celebrity . . . Get Me Out of Here! to ABC in the US.

Profit
Profit from our continuing operations before tax and charges for goodwill and exceptional items was £223 million (2002: £163 million). Operating EBITA on continuing operations before exceptional items was £207 million (2002: £164 million). Payments to the Government for the Group’s wholly owned broadcasting licences continue to be a significant element of costs. In the period these payments totalled £164 million (2002: £151 million).

This is calculated net of the effects of digital penetration, which has been estimated at an average of 41% (2002: 30%) in the period, reducing licence costs by £84 million (2002: £49 million).

Together with the tax charge of £58 million on our continuing businesses, this additional licence fee of £164 million produces a combined tax and licence fee rate of 60% on our profit before tax, licence fees, goodwill amortisation and non-operating exceptionals.

Continuing associates produced a profit of £5 million (2002: £3 million loss). This is principally from our investments in GMTV, ITN, TV3 and ITV2, all of which traded profitably in the quarter to 31 December 2003.

Investment income of £5 million (2002: £5 million) is principally from SMG and Channel 7 in Australia. Net interest receivable was £3 million (2002: £3 million payable).

Profit before tax, but after exceptional items and discontinued operations, was £39 million (2002: £378 million loss).

¤ 13 ITV plc	¤ Financial review 2003

Goodwill and exceptional items
The goodwill amortisation in our core operations was £46 million (2002: £37 million) of which £38 million related to our acquired analogue operations. Exceptional items on continuing operations were £125 million (2002: £268 million) being a £109 million non-cash charge against the value of SMG and other media interests and £16 million for reorganisation costs associated with our cost saving programmes. Merger costs will be treated as part of the consideration for Carlton for acquisition accounting purposes.

Discontinued operations
This represents our share of the results of the Boxclever TV rental joint venture, other online joint ventures and Granada Business Technology which was sold during the year. 2002 also included the results of ITV Digital and ITV Sport.

Taxation, earnings and dividends The effective rate of tax on our continuing operations reflects non-deductible goodwill amortisation. The tax credit on discontinued operations arises as a result of writing off long term loan notes due from Boxclever. Earnings per ordinary share on continuing operations before exceptional items of £125 million and goodwill charge of £46 million were 6.0 pence (2002: 4.1 pence). Basic earnings per share were 0.1 pence (2002: 13.8 pence loss per share). The dividend for the 15 month period is £81 million (2002: £56 million). This comprises £56 million paid to shareholders prior to the merger with Carlton and £25 million paid to ITV plc after the merger. ITV plc will in turn pay its shareholders a dividend of 0.5 pence per share for the three months to 31 December 2003.

Cash flow
In the 15 month period net funds have increased by £86 million (2002: increase of £27 million). The cash flow from operating activities before exceptional items was £240 million after adding back goodwill amortisation and depreciation of £46 million and £41 million respectively. Exceptional items were £48 million representing ITV Digital and ITV Sport closure costs and restructuring costs associated with our cost saving programmes. Payments in respect of taxation were £13 million with a cash inflow from interest and investment income of £9 million. Capital expenditure was £19 million and £8 million was realised from the sale of land and buildings. The purchase of investments of £13 million represented the funding costs for ITV2 and the purchase of Granada shares to satisfy share award obligations. The disposal of Granada Business Technology and other movements resulted in a net £6 million inflow. After dividends of £84 million, net cash inflow was £86 million resulting in a closing net funds position of £127 million (2002: £41 million).

/s/ Henry Staunton

Henry Staunton Finance Director

¤ 14 ITV plc	¤ Financial review 2003

Consolidated profit and loss account – Granada

		15 months ended 31 December 2003			12 months ended 30 September 2002

	Note	Continuing operations £m	Discontinued operations £m	Total £m	Continuing operations Restated £m	Discontinued operations Restated £m	Total £m

Turnover:
Group and share of joint ventures’ turnover		1,752	176	1,928	1,409	291	1,700
Less share of joint ventures’ turnover		–	(169)	(169)	(1)	(272)	(273)

Group turnover		1,752	7	1,759	1,408	19	1,427
Total operating costs		(1,607)	(7)	(1,614)	(1,549)	(17)	(1,566)

Operating profit – before exceptional items		161	–	161	127	2	129
Operating loss – exceptional items	1	(16)	–	(16)	(268)	–	(268)

Group operating profit/(loss)		145	–	145	(141)	2	(139)

Share of operating profit/(loss) in:

Joint ventures before exceptional items and goodwill amortisation		–	47	47	–	(52)	(52)
Joint ventures – exceptional items	1	–	(10)	(10)	–	(16)	(16)
Joint ventures – goodwill amortisation		–	(18)	(18)	–	(19)	(19)

Joint ventures		–	19	19	–	(87)	(87)
Associated undertakings		5	–	5	(3)	(11)	(14)
Investment income		5	–	5	5	–	5
Profit on sale of fixed assets		3	–	3	–	–	–
Gain on cessation of Boxclever – exceptional items	1	–	9	9	–	–	–
Amounts provided in respect of fixed asset investments – exceptional items	1	(109)	(10)	(119)	–	–	–
Loss on cessation of joint venture operations –exceptional items	1	–	–	–	–	(104)	(104)

Profit/(loss) before interest and tax		49	18	67	(139)	(200)	(339)

Net interest receivable/(payable) and similar income/(charges):
Group and associated undertakings		3	4	7	(3)	4	1
Joint ventures		–	(35)	(35)	–	(40)	(40)

Net interest		3	(31)	(28)	(3)	(36)	(39)

Profit/(loss) on ordinary activities before taxation		52	(13)	39	(142)	(236)	(378)
Tax on profit/(loss) on ordinary activities	5	(58)	21	(37)	(49)	49	–

(Loss)/profit for the financial period		(6)	8	2	(191)	(187)	(378)
Dividends	4			(81)			(56)

Amount transferred from reserves				(79)			(434)

(Loss)/earnings per share (basic)	3	(0.2)p	0.3p	0.1p	(7.0)p	(6.8)p	(13.8)p
(Loss)/earnings per share (diluted)	3	(0.2)p	0.3p	0.1p	(7.0)p	(6.8)p	(13.8)p

Adjusted earnings per share:
before exceptional items (basic)	3	4.3p			2.8p
before exceptional items and goodwill amortisation (basic)	3	6.0p			4.1p

Discontinued operations in 2003 include Boxclever and Granada Business Technology Ltd. 2002 also includes the results of ITV Digital, ITV Sport, Ask Jeeves, Shop! and Wellbeing.

¤ 15 ITV plc	¤ Financial review 2003

Consolidated balance sheet – Granada

		31 December 2003		30 September 2002
	Note	£m	£m	£m	£m

Fixed assets:
Intangible assets – goodwill	6		1,259		1,305
Tangible assets	7		193		232
Investments:
Interest in net assets of joint ventures:
Share of gross assets		24		31
Share of gross liabilities		(24)		(22)

Share of net assets		–		9
Loans to joint ventures		–		5

	8	–		14
Associated undertakings	8	33		30
Other investments	8	188		263

Investments	8		221		307
			1,673		1,844
Current assets:
Stocks		276		248

Debtors: amounts falling due within one year		206		264
Debtors: amounts falling due after more than one year		9		24

Debtors		215		288
Cash at bank and in hand and short term deposits		185		106

		676		642
Creditors: amounts falling due within one year:
Borrowings		(4)		(52)
Other creditors		(513)		(535)

		(517)		(587)
Net current assets			159		55

Total assets less current liabilities			1,832		1,899
Creditors: amounts falling due after more than one year:
Borrowings		(54)		(13)
Other creditors		(45)		(30)

			(99)		(43)
Interest in net liabilities of joint venture:
Share of gross assets		–		369
Share of gross liabilities		–		(606)

Share of net liabilities		–		(237)
Loans to joint venture		–		69

	8		–		(168)
Provisions for liabilities and charges			(47)		(46)

Net assets			1,686		1,642

Capital and reserves:
Called up share capital	9		277		277
Share premium account	9		112		112
Revaluation reserve	9		39		40
Other reserve	9		1,079		1,079
Profit and loss account	9		178		133

			1,685		1,641
Shareholders’ funds:
Equity			1,685		1,641

	9		1,685		1,641
Minority interests:
Equity			1		1

			1,686		1,642

¤ 16 ITV plc	¤ Financial review 2003

Summary consolidated cash flow statement – Granada

		15 months ended 31 December 2003		12 months ended 30 September 2002
	Note	£m	£m	£m	£m

Net cash inflow from operating activities	2		192		192
Net cash inflow from returns on investments and servicing of finance			9		6
Taxation			(13)		25

Free cash flow			188		223
Capital expenditure and financial investment:
Purchase of tangible fixed assets		(19)		(25)
Purchase of investments		(13)		(108)
Overseas equity currency impact		(11)		–
Sale of tangible fixed assets		8		–
Sale of investments		5		6

Net cash outflow from capital expenditure and financial investment			(30)		(127)
Net cash inflow/(outflow) from acquisitions and disposals			12		(13)

Net cash inflow before dividends, liquid resources and financing			170		83
Equity dividends paid			(84)		(56)

Net cash inflow before liquid resources and financing			86		27
Management of liquid resources – (increase)/decrease			(29)		1

Cash inflow before financing			57		28
Financing:
Bank and other loans repaid		(33)		(25)
Capital element of finance lease repayments		(9)		–
Cash inflow on sale and leaseback transactions		44		–

Net cash inflow/(outflow) from financing			2		(25)

Increase in cash in the period			59		3

¤ 17 ITV plc	¤ Financial review 2003

Reconciliation of net cash flow to movement in net funds – Granada

	15 months ended 31 December 2003	12 months ended 30 September 2002
	£m	£m

Increase in cash in the year	59	3
Increase/(reduction) in liquid resources	29	(1)
Cash outflow from decrease in debt financing	33	25
Capital element of finance lease repayments	9	–
Cash inflow on sale and leaseback transactions	(44)	–

Movement in net funds in the year	86	27
Opening net funds	41	14

Closing net funds	127	41

Consolidated statement of total recognised gains and losses – Granada

	15 months ended 31 December 2003	12 months ended 30 September 2002
	£m	£m

Profit/(loss) for the financial period:
Group	15	(248)
Joint Ventures	(16)	(111)
Associates	3	(19)

	2	(378)
Currency translation differences	(1)	(1)

Total recognised gains and losses relating to the period	1	(379)

Historical cost profit is not materially different from that presented in the consolidated profit and loss account. Accordingly no separate analysis has been presented.

¤ 18 ITV plc	¤ Financial review 2003

Notes to the accounts – Granada

1. Exceptional Items
	15 months ended 31 December 2003			12 months ended 30 September 2002

	Continuing operations £m	Discontinued operations £m	Total £m	Continuing operations Restated £m	Discontinued operations Restated £m	Total £m

Exceptional operating items – Group:
Digital goodwill impairment charge	–	–	–	(250)	–	(250)
Network stock write off	–	–	–	(10)	–	(10)
Granada Film exit costs	–	–	–	(4)	–	(4)
Reorganisation and integration costs	(16)	–	(16)	(4)	–	(4)

	(16)	–	(16)	(268)	–	(268)

Exceptional operating items – joint venture:
Share of Boxclever reorganisation costs	–	(10)	(10)	–	(16)	(16)
	–	(10)	(10)	–	(16)	(16)
Exceptional non operating items:
Fixed asset investments:

Provision in respect of listed investments	(100)	–	(100)	–	–	–
Provision against joint ventures	–	(10)	(10)	–	–	–
Provision against trade investment	(9)	–	(9)	–	–	–

Amounts provided in respect of fixed asset investments	(109)	(10)	(119)	–	–	–
ITV Digital and ITV Sport:

Provision for net carrying value	–	–	–	–	(29)	(29)
Provision for exit costs	–	–	–	–	(64)	(64)
Provision for debts due from ITV Digital/ITV Sport and other items	–	–	–	–	(11)	(11)

Loss on cessation of ITV Digital and ITV Sport	–	–	–	–	(104)	(104)
Boxclever:

Write-back of investment in net liabilities	–	253	253	–	–	–
Provision for loans made to Boxclever	–	(69)	(69)	–	–	–
Write-back of goodwill	–	(124)	(124)	–	–	–
Provision for debts due from Boxclever	–	(19)	(19)	–	–	–
Provision for Boxclever exit costs	–	(32)	(32)	–	–	–

Gain on cessation of Boxclever	–	9	9	–	–	–

	(109)	(1)	(110)	–	(104)	(104)

Total exceptional items before tax	(125)	(11)	(136)	(268)	(120)	(388)

The service businesses of the Boxclever group were placed into administrative receivership on 23 September 2003. As the administration was initiated by the holders of external debt, Granada is no longer deemed to have joint control of the Boxclever joint venture as defined by FRS 9 “Associates and Joint Ventures”. As a consequence Boxclever has ceased to be accounted for using the gross equity method. The unwinding of the joint venture accounting has led to a release of Granada’s net £41 million interest in Boxclever. A provision for £32 million has been raised to cover potential liabilities that may arise as a result of Boxclever being placed into administration. This is principally in respect of guarantees relating to property leases given to third parties by Granada group companies

¤ 19 ITV plc	¤ Financial review 2003

2. Reconciliation of operating profit to net cash inflow from operating activities

	15 months ended 31 December 2003			12 months ended 30 September 2002

	Continuing operations £m	Discontinued operations £m	Total £m	Continuing operations Restated £m	Discontinued operations Restated £m	Total £m

Operating profit before exceptional items	161	–	161	127	2	129
Depreciation charges	38	3	41	32	4	36
Amortisation of goodwill	46	–	46	37	–	37

Increase in stocks	(28)	–	(28)	(3)	–	(3)
Decrease in debtors	65	–	65	37	–	37
(Decrease)/increase in creditors	(42)	(3)	(45)	8	(6)	2
Working capital	(5)	(3)	(8)	42	(6)	36

Net cash inflow from operating activities before exceptional items	240	–	240	238	–	238

Expenditure relating to exceptional items:					–
Operating loss (see note 1)	(16)	–	(16)	(268)	–	(268)
Provision for impairment	–	–	–	250	–	250
Decrease in stocks	–	–	–	14	–	14
Decrease in creditors and provisions	(3)	(29)	(32)	(12)	(30)	(42)

Net cash outflow from exceptional items	(19)	(29)	(48)	(16)	(30)	(46)

Net cash inflow/(outflow) from operating activities	221	(29)	192	222	(30)	192

3. Earnings per share

	15 months ended 31 December 2003		12 months ended 30 September 2002

	Basic £m	Diluted £m	Basic Restated £m	Diluted Restated £m

Profit/(loss) for the financial period attributable to shareholders	2	2	(378)	(378)
Discontinued operations	(8)	(8)	187	187

Continuing operations	(6)	(6)	(191)	(191)
Continuing operations exceptional items (note 1)	125	125	268	268

Continuing operations before exceptional items	119	119	77	77
Continuing operations goodwill amortisation	46	46	37	37

Profit for the financial period for continuing operations before exceptional items and goodwill amortisation	165	165	114	114

Weighted average number of shares in issue – million	2,746	2,746	2,747	2,747
Dilution impact of share options – million	–	14	–	7
	2,746	2,760	2,747	2,754

Earnings/(loss) per ordinary share	0.1p	0.1p	(13.8)p	(13.8)p
Adjusted earnings per share
Basic earnings/(loss) per share	0.1p	0.1p	(13.8)p	(13.8)p
Deduct: (earnings)/loss per ordinary share on discontinued operations	(0.3)p	(0.3)p	6.8p	6.8p

Loss per share on continuing operations	(0.2)p	(0.2)p	(7.0)p	(7.0)p
Add: loss per share on continuing operations exceptional items	4.5p	4.5p	9.8p	9.8p

Earnings per share on continuing operations before exceptional items	4.3p	4.3p	2.8p	2.8p
Add: loss per ordinary share on continuing operations goodwill amortisation	1.7p	1.7p	1.3p	1.3p

Earnings per share for the financial year for continuing operations before exceptional items and goodwill amortisation	6.0p	6.0p	4.1p	4.1p

An adjusted earnings per share has been disclosed because in the view of the directors this gives a true reflection of the underlying business.
The share options in the 12 months ended 30 September 2002 are antidilutive because they reduce the loss per share. Therefore diluted earnings per share for the 12 months ended 30 September 2002 are the same as basic earnings per share

¤ 20 ITV plc	¤ Financial review 2003

4. Dividends
Dividends for the 15 month period totalled £81 million (12 months to 30 September 2002: £56 million). This comprises £56 million paid to shareholders prior to the merger with Carlton and £25 million paid to ITV plc after the merger. ITV plc will in turn pay its shareholders a dividend of 0.5 pence per share for the three months to 31 December 2003.

5. Taxation
The effective tax rate in the 15 months ended 31 December 2003 on profits from continuing operations is higher (12 months ended 30 September 2002: higher) than the nominal rate of UK corporation tax primarily as a result of goodwill amortisation and exceptional items which are not deductible for corporation tax purposes. The underlying tax rate on continuing operations taking account of these items is 27% (12 months ended 30 September 2002: 30%).

6. Intangible assets – goodwill

Group	£m

Cost:
At 1 October 2002	1,629
Additions	–

At 31 December 2003	1,629

Amortisation:
At 1 October 2002	324
Charge for period	46

At 31 December 2003	370

Net book value:
At 31 December 2003	1,259

At 30 September 2002	1,305

The acquired goodwill relating to the digital broadcasting business, originally amounting to £1,145 million and currently with a carrying value of £895 million, is considered by Granada to have an indefinite useful life. This is because of the durability and long term profitability of the broadcasting business, the strength of the underlying brand and the high barriers to entry in the broadcasting part of the business. If such goodwill had been amortised over a 20 year useful life (in line with the rebuttable presumption in FRS 10) operating profit before exceptional items for the 15 months ended 31 December 2003 would have decreased by £62 million (12 months ended 30 September 2002: £57 million) and capitalised goodwill at 31 December 2003 would have been £62 million (30 September 2002: £nil) lower than reported.
As required by FRS 10 “Goodwill and Intangible Assets” a formal impairment review was carried out at 30 September 2002 in relation to the digital goodwill and an impairment of £250 million was recorded. A formal impairment review has been carried out at 31 December 2003 in relation to the remaining net value of the digital goodwill and no further charge was considered necessary.

¤ 21 ITV plc	¤ Financial review 2003

7. Tangible assets

		Leasehold land and buildings		Vehicles, equipment and fittings

	Freehold land and buildings £m	Long £m	Short £m	Owned £m	Leased £m	Rental assets £m	Total £m

Group
Cost or valuation:
At 1 October 2002	62	57	7	333	48	46	553
Additions	2	–	1	15	–	1	19
Disposals	(2)	–	–	(11)	–	(28)	(41)

At 31 December 2003	62	57	8	337	48	19	531

Depreciation:
At 1 October 2002	6	7	4	232	45	27	321
Charge for year	2	1	1	32	1	4	41
Disposals	(1)	–	–	(8)	–	(15)	(24)

At 31 December 2003	7	8	5	256	46	16	338

Net book value:
At 31 December 2003	55	49	3	81	2	3	193

At 30 September 2002	56	50	3	101	3	19	232

¤ 22 ITV plc	¤ Financial review 2003

8. Investments

	Joint ventures £m	Associated undertakings £m	Trade investments £m	Listed investments £m	Investment in own shares £m	Total £m

At 1 October 2002	(154)	30	23	208	32	139
Additions	1	5	–	–	7	13
Disposals	–	(5)	–	–	–	(5)
Share of attributable (losses)/profits	(16)	3	–	–	–	(13)
Profit and loss charge	–	–	–	–	(8)	(8)
Amounts written off (note 1)	(10)	–	(9)	(75)	–	(94)
Boxclever write-back (note 1)	184	–	–	–	–	184
Other	(5)	–	(4)	14	–	5

At 31 December 2003	–	33	10	147	31	221

	31 December 2003 £m	30 September 2002 £m

Analysed as:	221	307
Fixed asset investments	–	(168)

Interest in net liabilities of joint ventures	221	139

Joint ventures	31 December 2003			30 September 2002

	Boxclever £m	Other £m	Total £m	ITV Digital/ ITV Sport £m	Boxclever £m	Other £m	Total £m

Group share of joint ventures:
Turnover	166	3	169	61	211	1	273
Loss before and after tax	(16)	–	(16)	(99)	(27)	(1)	(127)

Fixed assets	–	24	24	–	297	29	326
Current assets	–	–	–	–	72	2	74

Share of gross assets	–	24	24	–	369	31	400

Current borrowings	–	(3)	(3)	–	(481)	(5)	(486)
Other current liabilities	–	(21)	(21)	–	(125)	(17)	(142)

Share of gross liabilities	–	(24)	(24)	–	(606)	(22)	(628)

Share of net (liabilities)/assets	–	–	–	–	(237)	9	(228)
Loans to joint ventures	–	–	–	–	69	5	74

	–	–	–	–	(168)	14	(154)

¤ 23 ITV plc	¤ Financial review 2003

9. Reconciliation of movements in shareholders’ funds

	Share capital £m	Share premium £m	Revaluation reserve £m	Other reserve £m	Profit and loss account £m	Total 2003 £m	Total 2002 £m

Group
Balance at 1 October 2002	277	112	40	1,079	133	1,641	2,076

Retained loss for period for equity shareholders	–	–	–	–	(79)	(79)	(434)

Transfers	–	–	(1)	–	1	–	–

Boxclever write back of goodwill	–	–	–	–	124	124	–
Currency adjustments	–	–	–	–	(1)	(1)	(1)

At 31 December 2003	277	112	39	1,079	178	1,685	1,641

The cumulative amount of goodwill written off resulting from acquisitions made in earlier financial years net of any goodwill attributable to subsidiary undertakings or businesses subsequently disposed of is £1,248 million (30 September 2002: £1,372 million).

10. Basis of preparation
The financial information contained in this report has been prepared on the basis of the accounting policies set out in Granada plc’s statutory accounts for the 15 months ended 31 December 2003. Discontinued operations in the 15 months ended 31 December 2003 include Boxclever and Granada Business Technology. The prior period results have been restated to reflect these businesses within discontinued activities in accordance with FRS 3 “Reporting Financial Performance”.
The financial information for the 15 months ended 31 December 2003 and comparative information for the 12 months ended 30 September 2002 are abridged and therefore not Granada plc’s statutory accounts for those financial periods. Those accounts have been reported on by Granada plc’s auditor. The report of the auditor was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985. This is a statutory disclosure required by the Companies Act 1985.

¤ 24 ITV plc	¤ Financial review 2003

Financial review – Carlton

Set out below is a financial review of Carlton’s results for the 15 months to 31 December 2003. Comparatives for 2002 are for the 12 month period to 30 September 2002.

Turnover
Turnover from continuing businesses (excluding share of joint ventures’ turnover) was £1,191 million (2002: £965 million). Group turnover fell, on a like for like basis, mainly due to a weaker television advertising market in the period from April to September, although this was partly offset by recovery in the final calendar quarter.

Broadcast revenue Carlton’s share of ITV1 NAR was £835 million (2002: £660 million). Sponsorship income was £16 million (2002: £12 million).

Carlton Screen Advertising turnover was £86 million (2002: £60 million) boosted by strong product such as Lord of the Rings and Harry Potter.

Content revenue
Total content sales were £174 million (2002: £165 million), comprising sales to UK broadcasters, including ITV, of £93 million (2002: £76 million), international sales of £55 million (2002: £50 million) and video and publishing sales of £26 million (2002: £39 million).

Profit Profit before tax, amortisation and exceptional items from continuing operations was £96 million (2002: £54 million).

Total operating EBITA before exceptional items was £91 million (2002: £69 million). Relative falls in advertising revenue were offset by cost savings from initiatives started in advance of the merger.

Payments to the Government for the Group’s wholly owned broadcasting licences continue to be a significant element of costs. In the period these payments totalled £131 million (2002: £111 million). This is calculated net of the effects of digital penetration, which has been estimated at an average of 41% (2002: 32%) in the period, reducing licence costs by £60 million (2002: £36 million).

Income from continuing joint ventures, associates and investments was £17 million (2002: loss £3 million) boosted by a strong performance from ITV2 and the Screenvision companies.

Net interest charges were £12 million (2002: £12 million). Benefits from swaps are the main reason for the reduced interest charge.

Loss before tax but after exceptional items and discontinued operations was £255 million (2002: £156 million loss).

Goodwill, exceptional items and amounts written off investments
Amortisation in the core operations was £24 million (2002: £18 million), of which £14 million (2002: £11 million) related to broadcasting operations and £4 million (2002: £2 million) to joint ventures.

Exceptional operating items of £58 million relate primarily to restructuring, reorganisation and merger costs.

Amounts written off investments of £273 million are mainly made up of the effect of reclassifying the Thomson shares as current asset investments, writing them down to their net realisable value in the process. This was based on the closing 31 December 2003 share price of EUR 16.9 compared with a book value of EUR 41.2 per share. The balance represents a £2 million write-down of the investment in France Telefilms to its net realisable value.

Discontinued operations Profits and losses from discontinued operations relate to adjustments to the Technicolor sale transaction. 2002 also included the results of ITV Digital and ITV Sport Channel.

¤ 25 ITV plc	¤ Financial review 2003

Taxation, earnings and dividends
The effective rate of tax on continuing operations reflects non-deductible goodwill amortisation. Earnings per ordinary share on continuing operations before exceptional items (£339 million including amounts written off investments) and amortisation (£24 million) were 12.7 pence (2002: 4.8 pence). Basic loss per share was 37.8 pence (2002: 24.8 pence loss). The dividend for the 15 month period is £43 million (2002: £66 million). ITV plc shareholders will receive a dividend of 0.5 pence for the three months to 31 December 2003 which is being funded by a £25 million dividend from Granada plc to ITV plc following the merger between Granada and Carlton.

Cash flow
In the 15 month period there was a cash inflow from operating activities of £107 million (2002: £269 million). This figure includes proceeds from loan note sales of £33 million (2002: £179 million) and an outflow arising from an increase in working capital (stocks, programme and film rights, debtors and creditors) of £7 million, primarily resulting from a reduction in creditors on closure of businesses.

Gross cash inflows were £88 million (2002: £246 million) after tax, interest and preference dividend payment but before all acquisitions and financing. Further cash outflows included ITV Digital and ITV Sport Channel closure costs (£31 million) equity dividends (£47 million), EMTN loan repayments (£35 million) and capital expenditure (£15 million). The net cash outflow in the period was £57 million (2002: inflow of £323 million).

Net debt was £527 million at 31 December 2003, compared with £460 million at 30 September 2002. This increase in net debt in the 15 month period of £67 million (2002: decrease of £47 million) comprises a net cash outflow before financing of £18 million and translation differences and non-cash movements of £49 million (these arose primarily from the strengthening of the euro against sterling, which increased the book value of the exchangeable bond liability).

/s/ Henry Staunton

Henry Staunton Finance Director

¤ 26 ITV plc	¤ Financial review 2003

Consolidated profit and loss account – Carlton

		15 months ended 31 December 2003			12 months ended 30 September 2002
	Note	Continuing operations £m	Discontinued operations £m	Total £m	Continuing operations £m	Discontinued operations £m	Total £m

Turnover:
Group and share of joint ventures’ turnover		1,281	–	1,281	1,009	64	1,073
Less share of joint ventures’ turnover		(90)	–	(90)	(44)	(64)	(108)

Group turnover		1,191	–	1,191	965	–	965
Total operating costs		(1,178)	–	(1,178)	(907)	–	(907)

Operating profit – before exceptional items		71	–	71	53	–	53
Operating loss – exceptional items	1	(58)	–	(58)	5	–	5

Group operating profit		13	–	13	58	–	58
Share of operating profit/(loss) in:

Joint ventures before exceptional items and goodwill amortisation		10	–	10	–	(99)	(99)
Joint ventures – goodwill amortisation		(4)	–	(4)	(2)	–	(2)

Joint ventures		6	–	6	(2)	(99)	(101)
Associated undertakings		4	–	4	(3)	(3)	(6)
Investment income		3	–	3	–	–	–
Profit on sale of businesses		–	12	12	–	12	12
Loss on sale or termination of businesses	1	(8)	–	(8)	–	(99)	(99)
Amounts written off investments	1	(273)	–	(273)	(8)	–	(8)

(Loss)/profit before interest and tax		(255)	12	(243)	45	(189)	(144)
Net interest		(12)	–	(12)	(12)	–	(12)

(Loss)/profit on ordinary activities before taxation		(267)	12	(255)	33	(189)	(156)
Tax on (loss)/profit on ordinary activities	5	16	1	17	(9)	9	–

(Loss)/profit for the financial period		(251)	13	(238)	24	(180)	(156)
Dividends	4			(43)			(66)

Amount transferred from reserves				(281)			(222)

(Loss)/earnings per share (basic)	3	(39.8)p	2.0p	(37.8)p	2.0p	(26.8)p	(24.8)p
(Loss)/earnings per share (diluted)	3	(39.8)p	2.0p	(37.8)p	2.0p	(26.8)p	(24.8)p
Adjusted earnings per share:
before exceptional items and amounts written off investments (basic)	3	9.3p			2.2p
before exceptional items, amounts written off investments and goodwill amortisation (basic)	3	12.7p			4.8p

¤ 27 ITV plc	¤ Financial review 2003

Consolidated balance sheet – Carlton

		31 December 2003		30 September 2002
	Note	£m	£m	£m	£m

Fixed assets:
Intangible assets	6		301		320
Tangible assets	7		98		110
Investments in joint ventures:
Share of gross assets		56		46
Share of gross liabilities		(53)		(44)
Loans to joint ventures		29		19
Goodwill		53		58

	8	85		79
Investments in associated undertakings	8	10		6
Other investments	8	3		410

Total fixed asset investments	8		98		495

			497		925
Current assets:
Stocks		4		6
Programme and film rights		172		179

Debtors: amounts falling due within one year		175		170
Debtors: amounts falling due after more than one year		16		18

Debtors		191		188

Investments		185		41

Cash and other liquid funds		492		553

		1,044		967
Creditors: amounts falling due within one year		(325)		(402)

Net current assets			719		565

Total assets less current liabilities			1,216		1,490

Creditors: amounts falling due after more than one year
Loans		(907)		(855)
Convertible debt		(84)		(91)
Finance lease creditors		(28)		(32)
Other creditors		(11)		(31)

			(1,030)		(1,009)
Provisions for liabilities and charges			(14)		(48)

Net assets			172		433

Capital and reserves:
Called up share capital	9		42		42
Share premium account	9		151		151
Other reserves	9		17		17
Profit and loss account	9		(38)		223

Shareholders’ funds	9		172		433

Attributable to
Equity shareholders’ funds			8		269
Non-equity shareholders’ funds			164		164

Total shareholders’ funds	9		172		433

¤ 28 ITV plc	¤ Financial review 2003

Summary consolidated cash flow statement – Carlton

		15 months ended 31 December 2003		12 months ended 30 September 2002
	Note	£m	£m	£m	£m

Net cash inflow from operating activities	2		107		269
Dividends received from joint ventures and associated undertakings			1		1
Net cash outflow from returns on investments and servicing of finance			(14)		(28)
Taxation			(6)		4

Free cash flow			88		246
Capital expenditure and financial investment:
Purchase of tangible fixed assets		(15)		(12)
Purchase of intangible assets		(1)		–
Payments to ITVDigital/ITVSport Channel		(31)		(97)
Sale of intangible and tangible fixed assets		2		1
Other net investments		(12)		(18)

Net cash outflow from capital expenditure and financial investment			(57)		(126)
Net cash outflow from acquisitions and disposals			(2)		(8)

Net cash inflow before dividends, liquid resources and financing			29		112
Equity dividends paid			(47)		(55)

Net cash (outflow)/inflow before financing			(18)		57
Financing: Net change in long term financing		(39)		266

Net cash (outflow)/inflow from financing			(39)		266

(Decrease)/increase in cash in the period			(57)		323

Reconciliation of net cash flow to movements in net debt – Carlton

	15 months ended 31 December 2003 £m	12 months ended 30 September 2002 £m

(Decrease)/increase in cash in the period	(57)	323

Cash flow from decrease/(increase) in debt	39	(270)

Change in net debt resulting from cash flows	(18)	53
Translation difference and non-cash movements	(49)	(6)

Movement in net debt in the period	(67)	47
Opening net debt	(460)	(507)

Closing net debt	(527)	(460)

Consolidated statement of total recognised gains and losses – Carlton

	15 months ended 31 December 2003 £m	12 months ended 30 September 2002 £m

Loss for the financial period	(238)	(156)
Exchange differences on foreign currency net investments	(1)	(7)

Total recognised gains and losses in the period	(239)	(163)

¤ 29 ITV plc	¤ Financial review 2003

Notes to the accounts – Carlton
1. Exceptional items

	15 months ended 31 December 2003			12 months ended 30 September 2002

	Continuing operations £m	Discontinued operations £m	Total £m	Continuing operations £m	Discontinued operations £m	Total £m

Exceptional operating items:
Reorganisation and restructuring	(4)	–	(4)	(3)	–	(3)
Asset write offs	(2)	–	(2)	(7)	–	(7)
Goodwill impairment	–	–	–	(4)	–	(4)
Net litigation income	–	–	–	19	–	19
Merger costs	(52)	–	(52)	–	–	–

	(58)	–	(58)	5	–	5
Profit on sale of businesses	–	12	12	–	12	12
Loss on termination of businesses	(8)	–	(8)	–	(99)	(99)
Amounts written off investments	(273)	–	(273)	(8)	–	(8)

Total exceptional items before tax	(339)	12	(327)	(3)	(87)	(90)

Merger costs are further analysed in the table below:

						£m

Redundancy costs						4
Professional fees						11
Merger retention bonuses						5
Equity Participation Plan 1 costs						20
Equity Participation Plan 2 costs						7
Ex-Cap issue cost write off and other charges						5

						52

Further details of the costs of directors are included in the remuneration report in the Report and Accounts of Carlton Communications Plc for the 15 months ended 31 December 2003.

2. Reconciliation of operating profit to net cash inflow from operating activities

	15 months ended 31 December 2003 £m	12 months ended 30 September 2002 £m

Operating profit	13	58
Depreciation	26	23
Amortisation	20	19
Stocks	2	1
Programme and film rights	6	9
Debtors	6	12
Creditors	(21)	(34)
Share based compensation	22	–
Sale of current asset investments	33	179
Non-cash fixed asset impairment	–	2
Profit on sale of fixed assets	–	–

Cash inflow from operating activities	107	269

¤ 30 ITV plc	¤ Financial review 2003

3. Earnings per share

	15 months ended 31 December 2003		12 months ended 30 September 2002
	Basic £m	Diluted £m	Basic £m	Diluted £m

Loss for the financial period attributable to shareholders	(238)	(238)	(156)	(156)
Preference dividend	(17)	(17)	(11)	(11)
Discontinued operations	(13)	(13)	180	180

Continuing operations	(268)	(268)	13	13
Continuing operations exceptional items (note 1)	57	57	(7)	(7)
Amounts written off investments (note 1)	273	273	8	8

Continuing operations before exceptional items and amounts written off investments	62	62	14	14
Continuing operations goodwill amortisation	24	24	18	18

Profit for the financial period for continuing operations before exceptional items, Amounts written off investments and goodwill amortisation	86	86	32	32

Weighted average number of shares in issue – million	672	672	671	671
Dilution impact of share options – million	–	12	–	–

	672	684	671	671

Loss per ordinary share	(37.8)p	(37.8)p	(24.8)p	(24.8)p

Adjusted earnings per share
Basic loss per share	(37.8)p	(37.8)p	(24.8)p	(24.8)p
Deduct: (earnings)/loss per ordinary share on discontinued operations	(2.0)p	(2.0)p	26.8p	26.8p

(Loss)/earnings per share on continuing operations	(39.8)p	(39.8)p	2.0p	2.0p
Add: loss/(earnings) per share on continuing operations exceptional items	8.5p	8.5p	(1.0)p	(1.0)p
Add: loss per ordinary share on amounts written off investments	40.6p	40.6p	1.2p	1.2p

Earnings per share on continuing operations before exceptionals and amounts written off investments	9.3p	9.3p	2.2p	2.2p

Add: loss per ordinary share on continuing operations goodwill amortisation	3.4p	3.4p	2.6p	2.6p

Earnings per share for the financial year for continuing operations before exceptional items, amounts written off investments and goodwill amortisation	12.7p	12.7p	4.8p	4.8p

An adjusted earnings per share has been disclosed because in the view of the directors this gives a true reflection of the underlying business.
The share options in the 15 month period ended 31 December 2003 are antidilutive because they reduce the loss per share.
Therefore diluted earnings per share for the 15 months ended 31 December 2003 are the same as basic earnings per share.

4. Dividends

	15 months ended 31 December 2003	12 months ended 30 September 2002
	£m	£m
Interim of 2.0p per ordinary share (2002: 3.275p per share)	13	22
Second interim dividend of 2.0p per ordinary share (2002: nil)	13	–
Proposed final dividend of 5.0p per ordinary share (2002: 5.0p per share)	–	33

Ordinary dividends – equity	26	55

Dividends paid on 6.5% Preference shares	17	11

Preference dividends – non-equity	17	11

Total dividends	43	66

ITV plc shareholders will receive a dividend of 0.5 pence for the three months to 31 December 2003 which is being funded by a £25 million dividend from Granada plc to ITV plc following the merger between Granada and Carlton.

¤ 31 ITV plc	¤ Financial review 2003

5. Tax
The effective rate of tax in the 15 months ended 31 December 2003 on losses from continuing operations is lower (2002: lower) than the nominal rate of UK corporation tax primarily as a result of the net effect of amortisation and exceptional items, which are not deductible for corporation tax purposes, and prior year adjustments. The underlying tax rate on continuing operations, excluding the effect of these items, is 25% (2002: 23%).

6. Intangible fixed assets

Group	Goodwill £m	Film libraries and other £m	Total £m

Cost:
At 1 October 2002	235	125	360
Additions	–	1	1

At 31 December 2003	235	126	361

Amortisation:
At 1 October 2002	30	10	40
Charge for the period	16	4	20

At 31 December 2003	46	14	60

Net book value:
At 31 December 2003	189	112	301

At 30 September 2002	205	115	320

7. Tangible assets

	Land and buildings
	Freehold £m	Leasehold £m	Plant and Equipment £m	Total £m

Group Cost or valuation:
At 1 October 2002	27	34	94	155
Additions	–	1	15	16
Disposals	–	(1)	(12)	(13)

At 31 December 2003	27	34	97	158

Depreciation:

At 1 October 2002	1	9	35	45
Charge for the period	1	3	22	26
Disposals	–	–	(11)	(11)

At 31 December 2003	2	12	46	60

Net book value:
At 31 December 2003	25	22	51	98

At 30 September 2002	26	25	59	110

¤ 32 ITV plc	¤ Financial review 2003

8. Investments

	Joint ventures £m	Associated undertakings £m	Other investments £m	Own shares held £m	Total £m

Cost and funding
At 1 October 2002	52	6	407	11	476
Loans advanced	10	6	–	–	16
Loans repaid or discharged	(4)	–	–	–	(4)
Share of retained results	–	(2)	–	–	(2)
Exchange differences and other movements	3	–	49	(2)	50
Transfer to current asset investments	–	–	(453)	–	(453)

At 31 December 2003	61	10	3	9	83

Goodwill
At 1 October 2002	58	–	–	–	58
Additions during the period	1	–	–	–	1
Amortisation	(4)	–	–	–	(4)
Exchange differences and other movements	(2)	–	–	–	(2)

At 31 December 2003	53	–	–	–	53

Provision
At 1 October 2002	31	–	–	8	39
Provision for impairment	(2)	–	274	–	272
Transfer to current asset investments	–	–	(273)	–	(273)

At 31 December 2003	29	–	1	8	38

Net book value at 31 December 2003	85	10	2	1	98

Net book value at 30 September 2002	79	6	407	3	495

9. Reconciliation of movements in shareholders’ funds

	Share capital £m	Share premium £m	Other reserve £m	Profit and loss account £m	Total 2003 £m	Total 2002 £m

Group
Balance at 1 October 2002	42	151	17	223	433	663
Retained loss for period for equity shareholders	–	–	–	(281)	(281)	(222)
New share capital issued	–	–	–	–	–	1
Other reserve movements	–	–	–	–	–	(2)
Share based compensation	–	–	–	20	20	–
Goodwill reinstated on sale of businesses	–	–	–	1	1	–
Currency adjustments	–	–	–	(1)	(1)	(7)

At 31 December 2003	42	151	17	(38)	172	433

The cumulative amount of any goodwill written off resulting from acquisitions made in earlier financial years net of any goodwill attributable to subsidiary undertakings or businesses subsequently disposed of is £934 million (30 September 2002: £938 million).

10. Basis of preparation
The financial information contained in this report has been prepared on the basis of the accounting policies set out in Carlton Communications Plc’s statutory accounts for the 15 months ended 31 December 2003. The financial information for the 15 months ended 31 December 2003 and comparative information for the 12 months ended 30 September 2002 are abridged and therefore not Carlton Communications Plc’s statutory accounts for those financial periods. Those accounts have been reported on by Carlton Communications Plc’s auditors. The report of the auditors was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985. This is a statutory disclosure required by the Companies Act 1985.

Copies of this review are being sent to all shareholders and are available from the registered office: The London Television Centre, Upper Ground, London, SE1 9LT.

¤ 33 ITV plc	¤ Financial review 2003

March 19, 2004

NOTICE OF REDEMPTION TO THE HOLDERS OF ITV PLC (successor to Carlton Communications Plc) $25 Principal Amount Exchangeable Capital Securities, Series A CUSIP Number G19068 14 0* NYSE Symbol CCMPR

ITV plc announced today that, pursuant to Article Eleven of the Indenture, dated as of September 30, 1993, as amended to date (together, the “Indenture”), among ITV plc (successor to Carlton Communication Plc) (the “Company”) as issuer and U.S. Bank Trust National Association as trustee (the “Trustee”), the Company has exercised its option to and will redeem on April 23, 2004 (the “Redemption Date”) with funds deposited with the Trustee, all of its outstanding $25 Principal Amount Exchangeable Capital Securities, Series A (the “Securities”) for the principal amount of $150,000,000 plus interest accrued to but excluding the Redemption Date of $1,266,666.67 for a total redemption amount of $151,266,666.67, or $25.21 per security (the “Redemption Price”), which was calculated as follows:

Principal: Interest:	$150,000,000.00 ($25.00 x 6,000,000) $ 1,266,666.67 (accrued interest to the Redemption Date)

On the Redemption Date, the Redemption Price will become due and payable upon each Security.

Accordingly, subject to receipt of required funds, the Trustee, as Paying Agent, will, upon presentation and surrender of Securities, make payment of the Redemption Price on the Securities at the office of U.S. Bank Trust National Association listed below, on or after the Redemption Date.

If by mail, send securities to: U.S. Bank Corporate Trust Services P.O. Box 64111 St. Paul, MN 55164-0111	If by hand or overnight mail, send securities to: U.S. Bank Corporate Trust Services 60 Livingston Avenue 1st FL-Bond Drop Window St. Paul, MN 55107

In case payment to other than the registered holder is desired, the Securities must be accompanied by properly executed instruments of assignment and transfer. If you have any questions you may call U.S. Bank Trust National Association at 1-800-934-6802.

Unless the Company defaults in making the redemption payment, interest on Securities called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Securities is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Securities redeemed. All terms set forth herein but not defined herein shall have the meaning set forth in the Indenture.

* This CUSIP number has been assigned to this issue by Standard & Poor’s Corporation and is included solely for the convenience of the Securityholders. None of ITV plc, the Trustee, or Paying Agent shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness on the Securities or as indicated in any redemption notice.

For further enquiries regarding ITV, please contact:

ITV plc James Tibbitts Susan Donovan Charles VanderWelle	Company Secretary Director of Communications Director of Treasury	T: 020 7620 1620

Alex Brown	Citigate	T: 020 8767 1172

Website	www.itvplc.com